Filed Pursuant to Rule 424(b)(3)

Registration Statement No. 333-127405

SUPPLEMENT NO. 8 DATED JULY 11, 2008, TO THE PROSPECTUS

DATED APRIL 25, 2008 OF CB RICHARD ELLIS REALTY TRUST

We are providing this Supplement No. 8 to you in order to supplement our prospectus dated April 25, 2008. This supplement provides information that shall be deemed part of, and must be read in conjunction with, the prospectus, which was supplemented by Supplement No.1 dated May 6, 2008, Supplement No. 2 dated May 7, 2008, Supplement No. 3 dated May 16, 2008, Supplement No. 4 dated June 13, 2008, Supplement No. 5 dated June 16, 2008, Supplement No. 6 dated June 30, 2008 and Supplement No. 7 dated July 3, 2008. Capitalized terms used in this Supplement No. 8 have the same meanings in the prospectus unless otherwise stated herein. The terms “we,” “our,” and “us” and CBRE REIT include CB Richard Ellis Realty Trust and its subsidiaries.

The following information should be read in conjunction with the information in our prospectus, including the section entitled “Real Estate Investments—Properties.”

RECENT DEVELOPMENTS

Acquisition of Albion Mills Retail Park

On July 11, 2008 we acquired a fee interest in Albion Mills Retail Park located on Ings Road, Wakefield, United Kingdom from an unrelated third-party. We acquired Albion Mills Retail Park for approximately £10,500,000 ($20,806,000 assuming an exchange rate of $1.9815/£1.00), exclusive of customary closing costs and stamp duty fees, which was funded using net proceeds from our initial public offering. Upon closing, we paid our Investment Advisor an acquisition fee of approximately $208,060. This acquisition fee is not included in the £10,500,000 ($20,806,000) acquisition cost of Albion Mills Retail Park.

Albion Mills Retail Park consists of a two unit retail building and surface parking lot completed in 2000. The retail building is 100% leased to Wickes Building Supplies Ltd, one of the United Kingdom’s leading hardware and building supplies retailers, under a lease that expires in May 2030, and DSG Retail Ltd. (d/b/a PC World), one of the largest retailers in the United Kingdom, under a lease that expires in September 2020.